Exhibit 99.1

NEWS RELEASE
Contact: Steve Costello:  (802) 742-3062 pager
For Immediate Release: Sept. 1, 2011

CVPS completes purchase of Vermont Marble Power Division of Omya

RUTLAND, Vt. – Central Vermont Public Service (NYSE-CV) has completed the purchase of the Vermont Marble Power Division of Omya.

“We are pleased to add Vermont Marble’s 875 customers to the CVPS family, and look forward to offering them extensive new service options,” CVPS President Larry Reilly said.  “Over time, we will significantly improve the output from the former Vermont Marble hydro facilities on Otter Creek, adding clean, low-cost, new renewable generation to our portfolio.”

The transaction was approved by the Federal Energy Regulatory Commission, which regulates the hydro sites and transmission facilities involved in the sale, and by the Vermont Public Service Board.

The purchase price of approximately $29.25 million includes $28.25 million for Vermont Marble’s hydroelectric facilities and about $1 million for the other assets.  Under final terms of the sale negotiated with Proctor leaders, state regulators, and Omya, there will be a five-year, six-step phase-in of residential rate changes for existing VMPD customers, which will be funded by Omya up to an amount estimated to be approximately $1.125 million.  The agreement also requires creation of a value-sharing pool that provides for certain excess value received by CVPS to be split between CVPS’s customers, Omya, and CVPS shareholders if energy market prices and hydro improvements create more value than anticipated.

CVPS’s current rates, though among the lowest of any investor-owned utility in New England, are higher than Vermont Marble’s rates because Omya has largely subsidized local electrical service in Proctor.  Absent the sale, Omya planned significant, needed infrastructure upgrades that would have affected rates.

“Town officials suggested ways to reduce the impact of rate changes on customers, which led to the long-term phase-in for residential customers,” Reilly said.

Included in the sale are rights to serve all customers in Proctor, including the Omya industrial facility in Florence, which will become CV’s single-largest customer.  The sale also includes four hydroelectric facilities with a current combined capacity of 18.5 megawatts.  After the acquisition, CV plans to expand the output by about 3 megawatts and will own and operate the largest fleet of hydroelectric generating stations in all of New England.

CV will invest an estimated $15 million to upgrade the Vermont Marble hydro facilities and operate them in consort with CV’s existing Otter Creek and East Creek hydro operations.  The company will also:

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Invest in the Vermont Marble system, immediately replacing the main substation at the Proctor hydro site and spreading the approximate $1.5 million cost over CV’s 160,000 customers rather than just Vermont Marble’s customers.

•	Provide Proctor residents and businesses with greater resources. For example, in the event of major storms, CV has nearly 30 line workers within an hour’s drive of Proctor.
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Offer choices and services Vermont Marble customers don’t have today, including automatic bill payments through CVPS Electripay, on-line bill payments, CVPS Cow Power™, various rate choices, budget billing, on-line bill review and outage information, and in the near future, CVPS SmartPower™, an automated meter reading, outage detection, and power management system.

Vermont Marble’s seasonal and block-structure rate designs will be replaced with year-round flat rates.  Residential rates for existing Vermont Marble customers will be frozen at current levels initially, but will rise each January, based on pre-established rate credits, until they match CVPS’s rates.  Given the disparity between the companies’ current rates it is expected to take five years to complete the phase-in.  The rate credits become smaller each year until they reach zero and the rates are the same.  The rate credits were developed to narrow the gap between existing rates while limiting the phase-in rate increases to no more than 10 percent per year.  Vermont Marble customers will also be subject to any change in CVPS rates on a going-forward basis, so combined rate changes for Vermont Marble residential customers may be more or less than 10 percent.

“CVPS was ranked second in New England and New York for customer satisfaction in the most recent J.D. Power and Associates study,” Reilly said.  “We will provide Proctor residents and businesses an excellent value, with top-notch customer service, a clean energy mix, and a commitment to safe and reliable service.”